Exhibit 99.1

Dell Names Ross Perot Jr. to Board of Directors

ROUND ROCK, Texas--(BUSINESS WIRE)--December 3, 2009--Dell announced today that Ross Perot Jr., most recently chairman of the board for Perot Systems Corporation, has been appointed to the Dell board of directors. Mr. Perot joins the board immediately and will stand for election by shareholders at Dell’s annual meeting in 2010.

Dell acquired Perot Systems on Nov. 3, and is integrating it into a new business called Dell Services to provide tailored, streamlined solutions that enable customers of all sizes to lower their total cost of IT ownership. The addition of Perot Systems extends Dell Services into hosting, consulting, applications and business-process outsourcing, and expands Dell’s existing managed and modular services, leveraging Dell’s much larger global customer base.

“Under Ross’ leadership and cultivation, Perot Systems became known for its sharp focus on helping customers grow and succeed by using IT for greater effectiveness and productivity,” said Michael Dell, chairman and CEO. “That mindset was a compelling factor in our decision to acquire the company and I am pleased Dell will continue to benefit from Ross’ experience and acumen.”

Mr. Perot was president and chief executive officer of Perot Systems from August 2000, and was elected chairman of the company in September 2004. Mr. Perot was a member of the Perot Systems board of directors since the company’s founding in 1988.

A graduate of Vanderbilt University, Mr. Perot served more than eight years in the U.S. Air Force. He is chairman of the Air Force Memorial Foundation, a member of the board of the East-West Institute, and a member of the Dallas Committee on Foreign Relations.

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